Filed Pursuant to Rule 424(b)(3)
Registration No. 333-13056

Supplement to Prospectus Dated January 12, 2001

Dated: June 1, 2003

STATE OF ISRAEL
THIRD VARIABLE RATE LIBOR NOTES

Initial Interest Rate for Notes purchased during June 2003 is 1.85%. This interest rate was calculated as follows:

applicable LIBOR for June 2003	+	number of basis points set by State of Israel at beginning of monthly sales period	=	Initial Rate
1.25%		60 Basis Points	=	1.85%

Applicable LIBOR is then adjusted July 1 and January 1.

Notes purchased in July 2003 will receive the rate and spread in effect for that sales period.